CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 2, 2005, which appears on page F-2 of the 2004 Annual Report to Shareholders of Advance Nanotech, Inc., and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Hall & Company
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Hall & Company
Irvine, California
December 30, 2005